Filed pursuant to Rule 433

Registration Nos. 333-162103 and 333-162103-01

Final Term Sheet

October 1, 2009

Embraer Overseas Limited

US$500,000,000

6.375% Notes due 2020

Issuer:	Embraer Overseas Limited
Guarantor:	Embraer – Empresa Brasileira de Aeronáutica S.A.
Title of Securities:	6.375% Notes due 2020
Public Offering Price:	99.081% of the principal amount
Principal Amount:	US$500,000,000
Coupon (Interest Rate):	6.375% per annum
Interest Payment Dates:	Semi-annually on April 8 and October 8 (and on maturity date), commencing on April 8, 2010
Interest Payment Record Dates:	April 1 and October 1
Maturity Date:	January 15, 2020
Yield to Maturity:	6.500%
Benchmark Treasury:	3.625% August 15, 2019
Spread to Benchmark Treasury:	327.7 basis points
Benchmark Treasury Price and Yield:	103.375; 3.223%
Make-Whole Call:	Treasury Rate plus 50 basis points
Trade Date:	October 1, 2009
Settlement Date:	October 8, 2009 (T+5)
Denominations:	US$1,000
Listing:	New York Stock Exchange (application pending)
CUSIP:	29081YAC0
ISIN:	US29081YAC03
Type of Offering:	SEC registered (No. 333-162103)
Joint Bookrunners:	Deutsche Bank Securities Inc. Morgan Stanley & Co. Incorporated
Ratings:	Moody’s, Baa3; S&P, BBB-

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

The issuer and the guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer and the guarantor have filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or the guarantor or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll free at 1-800-503-4611 and Morgan Stanley & Co. Incorporated at 1-866-718-1649.